EXHIBIT 99.1
Matritech Files Compliance Plan with AMEX

NEWTON, Mass. (October 24, 2006) - Matritech (Amex: MZT), a leading marketer and developer of protein-based diagnostic products for the early detection of cancer, today announced that it has filed a plan with the American Stock Exchange (AMEX) outlining the actions it proposes to take to bring it into compliance no later than March 21, 2008 with AMEX’s continued listing standards. Matritech previously announced that it had been informed that it was not in compliance with AMEX’s continued listing standards and was afforded the opportunity to submit a plan of compliance to the AMEX by October 23, 2006.

If AMEX accepts the plan, the Company may be able to continue its listing during the plan period of up to eighteen months, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the plan. If AMEX does not accept the Company’s plan or if the Company does not make progress consistent with the plan during the plan period or if the Company is not in compliance with the continued listing standards at the end of the plan period, AMEX may then initiate delisting proceedings.

About Matritech
Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company’s first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22® BladderChek® Test is based on Matritech’s proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to 15 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22® Test Kit and NMP22® BladderChek® Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements in this press release including those related to the Company’s expectations regarding the continued listing of its common stock and the future course of actions and proceedings at the American Stock Exchange, are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Please refer to the risk factors detailed in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company’s plan will be accepted by the American Stock Exchange or that the Company will be able to make progress consistent with the plan if it is accepted. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.
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